Exhibit 10.11

MONITORING AND OVERSIGHT AGREEMENT

This MONITORING AND OVERSIGHT AGREEMENT (this “Agreement”) is made and entered into effective as of January 27, 2012, between Directional Rentals Holdings, Inc., a Delaware corporation (together with its successors, the “Company”), and Hicks Holdings Operating LLC, a Texas limited liability company (together with its successors, “Monitor”).

WHEREAS, the Company has requested that Monitor render, and Monitor agrees to render, financial oversight and monitoring services to the Company as requested from time to time by the board of directors of the Company.

NOW, THEREFORE, in consideration of the services to be rendered by Monitor to the Company, and to evidence the obligations of the Company to Monitor and the mutual covenants herein contained, the Company hereby agrees with Monitor as follows:

1. Retention. The Company hereby acknowledges that it has retained Monitor to, and Monitor acknowledges that, subject to reasonable advance notice in order to accommodate scheduling, Monitor will, provide financial oversight and monitoring services to the Company as requested by the board of directors of the Company during the term of this Agreement.

2. Term. The term of this Agreement shall continue until the earlier to occur of (i) the tenth anniversary of the date hereof, (ii) the date on which Monitor or its successors and their respective affiliates shall cease to own beneficially, directly or indirectly, any securities of the Company or its successors or (iii) the date of the closing of the acquisition of the Company by another entity which is not affiliated with a Holder (as such term is defined in the Stockholders’ Agreement among the Company’s stockholders dated as of the date hereof) by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company; provided, however, that if the term of this Agreement ends pursuant to clause (iii), the Company shall pay Monitor an amount equal to (a) the Monitoring Fee paid or payable to Monitor in respect of the quarter that ended immediately prior to the closing of such acquisition multiplied by (b) five (5), and such payment shall be made on or before the closing of such acquisition and shall be in addition to any payments due under Sections 3 and 4 hereunder.

3. Compensation.

(a) As compensation for Monitor’s services to the Company under this Agreement, the Company hereby irrevocably agrees to pay to Monitor a quarterly fee equal to the greater of (i) $62,500.00 and (ii) 0.625% of the Company’s EBITDA (calculated as set forth in Section 3(c)) for the 12-month period ended three months prior to the Payment Date (as defined below) (the “Monitoring Fee”), prorated on a daily basis for any partial quarter during the term of this Agreement; provided, however, that the maximum Monitor Fee payable to Monitor for any quarter shall not exceed $187,500.00. The Monitoring Fee shall be payable on each January 1, April 1, July 1 and October 1 during the term of this Agreement (each a “Payment Date”), beginning with the first Payment Date following the date hereof. All payments shall be made by wire transfer of immediately available funds to the account identified on Exhibit A hereto (or such other account as Monitor may hereafter designate in writing).

(b) All past due payments in respect of the Monitoring Fee shall bear interest at the lesser of the highest rate of interest which may be charged under applicable law or the prime commercial lending rate per annum of JPMorgan Chase Bank or its successors (which rate is a reference rate and is not necessarily its lowest or best rate of interest actually charged to any customer) (the “Prime Rate”) as in effect from time to time, plus five percent (5%), from the due date of such payment to and including the date on which payment is made to Monitor in full, including such interest accrued thereon.

(c) Except as expressly provided herein, the Company’s EBITDA for any 12-month period shall be calculated by reference to the consolidated financial statements of the Company and its subsidiaries for such period, which shall be prepared in accordance with GAAP, applied consistently throughout the term of this Agreement; provided, however, that for purposes of calculating the Company’s EBITDA the following expenses shall not be deducted in calculating EBITDA:

(i) extraordinary items;

(ii) equity compensation expenses incurred by the Company or its subsidiaries;

(iii) inventory reserves/write-offs except to the extent that inventory does not exist or has been deemed obsolete or unsalable by documented environmental regulations or orders; and

(iv) bad debt reserves/write-offs other than (A) those taken in accordance with GAAP from a debtor with accounts outstanding in excess of 270 days or (B) those with a debtor whose related business is in voluntary or involuntary bankruptcy or dissolution under applicable bankruptcy or similar law.

4. Reimbursement of Expenses. In addition to the compensation to be paid pursuant to Section 3(a) hereof, the Company agrees to pay or reimburse Monitor for all “Reimbursable Expenses,” which shall consist of all reasonable disbursements and out-of-pocket expenses (including, without limitation, costs of travel, postage, deliveries, fees and disbursements of counsel, communications, etc., but excluding allocated overhead) incurred by Monitor or its affiliates for the account of the Company or in connection with the performance by Monitor of the services contemplated by Section 1 hereof. Promptly (but not more than 10 days) after request by or notice from Monitor, the Company shall pay Monitor, by wire transfer of immediately available funds to the account described on Exhibit A hereto (or such other account as Monitor may hereafter designate in writing), the Reimbursable Expenses for which Monitor has provided the Company invoices or reasonably detailed descriptions. All past due payments in respect of the Reimbursable Expenses shall bear interest at the lesser of the highest rate of interest which may be charged under applicable law or the Prime Rate plus five percent (5%) from the applicable Payment Date to and including the date on which such Reimbursable Expenses plus accrued interest thereon are fully paid to Monitor.

5. Indemnification. The Company shall indemnify and hold harmless each of Monitor, its affiliates, and their respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Securities Exchange Act of 1934, as amended), if any, agents and employees (Monitor, its affiliates, and such other specified persons being collectively referred to as “Indemnified Persons,” and individually as an “Indemnified Person”) from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including those arising out of an Indemnified Person’s negligence and reasonable fees and disbursements of the respective Indemnified Person’s counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including, without limitation, any untrue statements made or any statements omitted to be made) by the Company or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company’s consent or in conformity with the Company’s instructions or the Company’s actions or omissions or (B) are otherwise related to or arise out of Monitor’s engagement, and will reimburse each Indemnified Person for all reasonable costs and expenses, including, without limitation, reasonable fees and disbursements of any Indemnified Person’s counsel, as they are incurred, in connection with investigating, preparing for, defending or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with Monitor’s acting pursuant to Monitor’s engagement, whether or not any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses pursuant to clause (B) of the preceding sentence to the extent they have resulted from Monitor’s bad faith, gross negligence or willful misconduct. The Company also agrees that neither Monitor nor any other Indemnified Person shall have any liability to the Company for or in connection with such engagement except for any such liability for claims, liabilities, losses, damages or expenses incurred by the Company to the extent they have resulted from Monitor’s bad faith, gross negligence or willful misconduct. The Company further agrees that it will not, without the prior written consent of Monitor, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Monitor and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. THE COMPANY HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF MONITOR OR ANY OTHER INDEMNIFIED PERSON, SO LONG AS SUCH CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES ARE NOT A RESULT OF BAD FAITH OR WILLFUL MISCONDUCT OF MONITOR OR SUCH OTHER INDEMNIFIED PERSON, AS APPLICABLE.

The foregoing right to indemnity shall be in addition to any rights that Monitor and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement. The Company hereby consents to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought against Monitor or any other Indemnified Person.

It is understood that, in connection with Monitor’s engagement, Monitor may also be engaged to act for the Company in one or more additional capacities, and that the terms of this engagement or any such additional engagement(s) may be embodied in one or more separate written agreements. This indemnification shall apply to the engagement specified in the first paragraph hereof as well as to any such additional engagement(s) (whether written or oral) and any modification of said engagement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of said engagement or such additional engagements.

The Company further understands and agrees that if Monitor is asked to furnish the Company a financial opinion letter or act for the Company in any other formal capacity, such further action may be subject to a separate agreement containing provisions and terms to be mutually agreed upon.

6. Confidential Information. Monitor agrees not to divulge any confidential information, secret processes or trade secrets disclosed by the Company or any of its subsidiaries to Monitor in connection with the performance of the services hereunder, unless the Company consents to the divulging thereof or such information, secret processes or trade secrets are publicly available or otherwise available other than as a result of a breach of this Section 6 to Monitor without restriction or breach of any confidentiality agreement or unless required by any governmental authority or in response to any valid legal process.

7. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Texas, excluding any choice-of-law provisions thereof. Each of the parties hereby (a) irrevocably submits to the exclusive jurisdiction of the United States Federal District Court for the Northern District of Texas, sitting in Dallas County, Texas, the United States of America, in the event such court has jurisdiction or, if such court does not have jurisdiction, to any district court sitting in Dallas County, Texas, the United States of America, for the purpose of any suit, action or proceeding arising out of or relating to this Agreement, including any claims by any Indemnified Persons for indemnity pursuant to Section 5 hereof, (b) waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court or of any other court to which proceedings in such court may be appealed, (ii) such suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such suit, action or proceeding is improper and (c) expressly waives any requirement for the posting of a bond by the party bringing such suit, action or proceeding. Each of the parties consents to process being served in any such suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 7 shall affect or limit any right to serve process in any other manner permitted by law.

8. Notice. For purposes of this Agreement, all notices and other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Directional Rentals Holdings, Inc.

Attn: Wesley DeHaven

1125 Regional Park Drive

Houston, Texas 77060

Facsimile: (281) 645-2014

If to Monitor:

Hicks Holdings Operating LLC

Attention: Curt Crofford, Rick Neuman, Lori McCutcheon, Genee Darden

100 Crescent Court, Suite 1200

Dallas, Texas 75201

Facsimile: (214) 615-2236

9. Assignment. This Agreement and all provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (other than with respect to the rights of Monitor, which may be assigned to any one or more of its principals or affiliates) by any of the parties without the prior written consent of the other parties.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

11. Other Understandings. All discussions, understandings and agreements heretofore made between any of the parties hereto with respect to the subject matter hereof are merged in this Agreement, which alone fully and completely expresses the Agreement of the parties hereto. All calculations of the Monitoring Fee and Reimbursable Expenses shall be made by Monitor and, in the absence of mathematical error, shall be presumed correct.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HICKS HOLDINGS OPERATING LLC

By:	/s/ Lori K. McCutcheon
Name:	Lori K. McCutcheon
Title:	Vice President

DIRECTIONAL RENTALS HOLDINGS, INC.

By:	/s/ Thomas O. Hicks
Name:	Thomas O. Hicks
Title:	President